Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 +1 317 569 9600 main

May 24, 2024
Board of Directors
Inotiv, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906

Ladies and Gentlemen:

We have acted as counsel to Inotiv, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 1 (the “Amendment”) to each of the Company’s: Registration Statement on Form S-8 filed with the Commission on September 30, 2008 (Registration No. 333-153734) (the “2008 Registration Statement”), Registration Statement on Form S-8 filed with the Commission on December 11, 2018 (Registration No. 333-228747) (the “2018 Registration Statement”), Registration Statement on Form S-8 filed with the Commission on April 6, 2020 (Registration No. 333-237580) (the “2020 Registration Statement”) and Registration Statement on Form S-8 filed with the Commission on November 12, 2021 (Registration No. 333-261025) (the “2021 Registration Statement” and, together with the 2008 Registration Statement, the 2018 Registration Statement and the 2020 Registration Statement, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”).

The 2008 Registration Statement registered 500,000 of the Company’s common shares, no par value per share (the “Common Shares”), reserved for issuance pursuant to the Bioanalytical Systems, Inc. 2008 Stock Option Plan (the “2008 Plan”). The 2018 Registration Statement registered an additional 700,000 of the Company’s Common Shares reserved for issuance pursuant to the 2008 Plan, as amended and restated in the form of the Amended and Restated Bioanalytical Systems, Inc. 2018 Equity Incentive Plan (the “Prior 2018 Plan”). The 2020 Registration Statement registered an additional 700,000 of the Company’s Common Shares reserved for issuance pursuant to the Prior 2018 Plan. The 2021 Registration Statement registered an additional 1,500,000 of the Company’s Common Shares reserved for issuance pursuant to the Prior 2018 Plan, as further amended on November 4, 2021 and renamed the Inotiv, Inc. 2018 Equity Incentive Plan (as amended through November 4, 2021, the “2018 Plan”).

The Amendment reflects that, pursuant to the terms of the Inotiv, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which was approved by the Company’s shareholders on March 14, 2024 (the “Approval Date”), the number of the Company’s Common Shares for which awards may be granted under the 2024 Plan includes in addition to 1,500,000 new shares (registered concurrently on a new Registration Statement on Form S-8): (a) 180,172 Common Shares remaining available for future grants under the 2018 Plan as of the Approval Date; and (b) up to 2,158,156 Common Shares subject to awards that were outstanding under the 2018 Plan on the Approval Date that expire, are forfeited or canceled, or are settled for cash or exchanged ((a) and (b) together, the “Carryover Shares”). The Company’s authority to grant new awards under the 2018 Plan terminated upon shareholder approval of the 2024 Plan on the Approval Date.

For purposes of this opinion letter, we have examined the 2008 Plan, the Prior 2018 Plan, the 2018 Plan, the 2024 Plan, the Registration Statements, the Amendment, the second amended and restated articles of incorporation of the Company, as currently in effect, the third amended and restated bylaws of the Company, as currently in effect, and the resolutions of the Company’s board of directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon such examination and review, and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Carryover Shares to be issued in accordance with the 2024 Plan and that, when (a) the Carryover Shares have been issued and sold as contemplated in the Amendment and related prospectus and in accordance with the 2024 Plan and any applicable award agreement, and (b) where applicable, the consideration for the Carryover Shares specified in the 2024 Plan and any applicable award agreement has been received by the Company, the Carryover Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Indiana and speak only as of the date the Amendment becomes effective under the Act. We assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP